Exhibit 99.1

Silexion Therapeutics Announces Successful Submission of Phase 2/3 Clinical Trial Application to
Germany’s BfArM for SIL204 in KRAS-Driven Locally Advanced Pancreatic Cancer

CTA submission positions Silexion for European Phase 2/3 trial of SIL204 in KRAS-driven pancreatic cancer, with Germany serving as Reference Member State for the EU program

Grand Cayman, Cayman Islands, April 28, 2026 — Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced the recent successful submission of a Clinical Trial Application (CTA) to Germany for its planned Phase 2/3 clinical trial of its lead, small interfering RNA (siRNA) product candidate, SIL204, in patients with locally advanced pancreatic cancer (LAPC). The CTA was submitted through the EU Clinical Trials Information System (CTIS), with Germany serving as the Reporting Member State — the country that will lead the scientific assessment of the trial across the European Union.

The submission represents a pivotal regulatory milestone in Silexion's clinical development program and marks the Company's entry into the European regulatory process for its next-generation siRNA therapy targeting mutated KRAS. The filing was informed by the positive Scientific Advice received from Germany's Federal Institute for Drugs and Medical Devices (BfArM, Bundesinstitut für Arzneimittel und Medizinprodukte) announced in December 2025, and follows the recent approval from the Israeli Ministry of Health to initiate the same Phase 2/3 trial in Israel.

The application is supported by a comprehensive regulatory package, including completed two-species toxicology studies confirming no systemic organ toxicity, and extensive preclinical data. Upon approval, Silexion plans to conduct the trial at leading oncology centers in Germany and across additional EU member states, in parallel with its previously announced Israeli sites led by Sheba Medical Center. Overall Phase 2/3 trial initiation remains planned for the second quarter of 2026.

"The successful submission of our Phase 2/3 clinical trial application to Germany is a defining milestone that extends SIL204's development into Europe and positions Silexion to advance one of the most innovative RNAi programs in KRAS-driven cancer across multiple major jurisdictions," said Ilan Hadar, Chairman and Chief Executive Officer of Silexion Therapeutics. "Germany is widely regarded as one of the most rigorous and respected regulatory environments in the world, and its role as our Reporting Member State under the EU Clinical Trials Regulation provides a strong foundation for our broader European Phase 2/3 program. With the recent Israeli Ministry of Health approval in hand and now our European filing successfully in place, we are executing against every pillar of our 2026 regulatory roadmap as we prepare to initiate the Phase 2/3 trial in the second quarter of this year."

The planned Phase 2/3 trial will evaluate SIL204 in combination with standard-of-care chemotherapy in patients with LAPC, using Silexion's innovative dual-route administration strategy - combining intratumoral delivery to target primary tumors with systemic administration to address metastatic disease. The study is structured as a safety run-in followed by a randomized cohort.  Pancreatic cancer remains one of the most lethal malignancies, with a five-year survival rate below 13% and more than 80% of pancreatic cancer mortality driven by metastatic disease. KRAS mutations are present in approximately 90% of pancreatic cancers, 45% of colorectal cancers, and 30-35% of lung adenocarcinomas, representing one of the largest and most persistent unmet needs in oncology.

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers that have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product candidate, which showed a positive trend in comparison to the control of chemotherapy alone, and is currently advancing its lead, second-generation, product candidate, SIL204, a small interfering RNA (siRNA), towards clinical trials in Israel and the European Union. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology and further developing its lead product candidate for locally advanced pancreatic cancer. For more information, please visit: https://silexion.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication— including statements regarding the initiation, progress, timing, and outcome of regulatory submission processes in Germany, the European Union, and Israel; the planned initiation and conduct of the Phase 2/3 clinical trial of SIL204 in locally advanced pancreatic cancer; the planned expansion of clinical development to additional jurisdictions; the therapeutic potential of SIL204 and its capacity to address KRAS-driven cancers; and the Company's expectations regarding its regulatory and clinical roadmap— are forward-looking statements. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully initiate and conduct clinical trials, including the Phase 2/3 trial of SIL204 in locally advanced pancreatic cancer; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities, including the outcome of the CTA review in Germany and other jurisdictions; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Relations Contact
Arx Investor Relation
North American Equities Desk
silexion@arxhq.com